EXHIBIT 21.1

THE NEIMAN MARCUS GROUP, INC.

SUBSIDIARIES OF THE COMPANY

JURISDICTION
OF
SUBSIDIARY/AFFILIATE	INCORPORATION	SHAREHOLDER

Bergdorf Goodman, Inc.	New York	Neiman Marcus Holdings, Inc.

Bergdorf Graphics, Inc.	New York	Bergdorf Goodman, Inc.

BergdorfGoodman.com, LLC	Delaware	The Neiman Marcus Group, Inc.

Chef’s Catalog, Inc.	Delaware	The Neiman Marcus Group, Inc.

Ermine Trading Corporation	California	The Neiman Marcus Group, Inc.

Gurwitch Products, LLC	Delaware	The Neiman Marcus Group, Inc. (51%) Gurwitch Partners Limited (17.89%) Stephens Group, Inc. (18.57%) Other Investors (12.54%)

Kate Spade LLC	Delaware	The Neiman Marcus Group, Inc. (56%) Alex Noel, Inc. (44%)

NEMA Beverage Corporation	Delaware	NEMA Beverage Holding Corporation

NEMA Beverage Holding Corporation	Texas	NEMA Beverage Parent Corporation

NEMA Beverage Parent Corporation	Texas	The Neiman Marcus Group, Inc.

NM Direct de Mexico, S.A. de C.V.	Mexico	The Neiman Marcus Group, Inc.(49,999 shares) Neiman Marcus Holdings, Inc.(1 share)

NM Financial Services, Inc.	Delaware	The Neiman Marcus Group, Inc.

NMGP, LLC	Virginia	The Neiman Marcus Group, Inc.

NM Nevada Trust	Massachusetts	The Neiman Marcus Group, Inc. (90 shares) Bergdorf Goodman, Inc. (10 shares)

Neiman Marcus Funding Corporation	Delaware	The Neiman Marcus Group, Inc.

Neiman Marcus Holdings, Inc.	California	The Neiman Marcus Group, Inc.

Neiman Marcus Special Events, Inc.	Delaware	The Neiman Marcus Group, Inc.

Quality Call Care Solutions, Inc.	Ontario, Canada	The Neiman Marcus Group, Inc

Worth Avenue Leasing Company	Florida	The Neiman Marcus Group, Inc.